CERTIFICATE OF AMENDMENT TO

                         CERTIFICATE OF INCORPORATION OF

                            DELAWARE PMC-SIERRA, INC.



     A Delaware corporation, Delaware PMC-Sierra, Inc., a corporation organized under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

1. The name of the Corporation is Delaware PMC-Sierra, Inc. The Corporation was originally incorporated under the name of PMC-Sierra, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of Delaware on May 2, 1997.

2. Article I of the Certificate of Incorporation of the Corporation shall be amended to read as follows:

     "The name of this corporation is PMC-Sierra, Inc. (the "Corporation")."

3. Article IX of the Certificate of Incorporation of the Corporation shall be amended to read as follows:

     "Holders of stock of any class or series of this Corporation shall be entitled to cumulate their votes for the election of directors pursuant to
     Section 214 of the Delaware General Corporation Law."

4. Article XII of the Certificate of Incorporation of the Corporation shall be amended to read as follows:

     "No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws of the Corporation or by written consent."

5. This Amendment of the Corporation's Amended Certificate of Incorporation has been duly adopted by the Corporation's board of directors in accordance with
Section 242 of the General Corporation Law of the State of Delaware, and by the holders of each class of outstanding stock entitled to vote thereon by written consent given in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed by Glenn C. Jones, its Senior Vice President of Finance and Chief Financial Officer, on this 10th day of July, 1997.

                    PMC-SIERRA, INC.


                    By:/s/ Glenn C. Jones
                       --------------------------------------------------
                       Glenn C. Jones
                       Senior Vice President and Chief Financial Officer